                                   EXHIBIT 12

                              COMPUTATION OF RATIOS



COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                     10/28/95-    4/1/95-
                                            3/31/98       3/31/97     3/31/96     10/27/95       3/31/95     3/31/94
                                            ------------------------------------------------------------------------
Income (loss) before income taxes          $ 9,665         $2,614      $  617       ($2,822)     ($1,615)     $2,133
ADD:
Portion of rents
representative of interest factor            1,736            440          54            73          143         105
Interest on indebtedness                    10,710          3,388       1,096         1,048        1,267       1,658
                                           -------         ------      ------       -------      -------      ------
                                           $22,111         $6,442      $1,767       ($1,701)       ($205)     $3,896
                                           =======         ======      ======       =======      =======      ======

FIXED CHARGES
Portion of rents
representative of interest factor            1,736            440          54            73          143         105
Interest on indebtedness                    10,710          3,388       1,096         1,048        1,267       1,658
                                           -------         ------      -----        -------      -------      ------
                                           $12,446         $3,828      $1,150       $ 1,121      $ 1,410      $1,763
                                           =======         ======      ======       =======      =======      ======

Ratio of Earnings to Fixed Charges         $   1.8            1.7         1.5            --           --         2.2
                                           =======         ======      ======       =======      =======      ======


Deficiency of Earnings over
  fixed charges                                 --             --          --       ($2,822)     ($1,615)         --
                                                                                    =======      =======






                                            Nine Months    Nine Months
                                               Ended          Ended
                                            December 31    December 31
                                               1998           1997
                                            --------------------------
Income (loss) before income taxes          $(1,185)       $ 7,373
ADD:
Portion of rents
representative of interest factor            1,059          1,167
Interest on indebtedness                    14,449          8,937
                                           -------        -------
                                           $14,323        $17,477
                                           =======         ======

FIXED CHARGES
Portion of rents
representative of interest factor            1,059          1,167
Interest on indebtedness                    14,449          8,937
                                           -------         ------
                                           $15,508        $10,104
                                           =======         ======

Ratio of Earnings to Fixed Charges         $    --            1.7



Deficiency of Earnings over
  fixed charges                            $(1,185)            --
                                           =======


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